Exhibit 3.1
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CALAMOS ASSET MANAGEMENT, INC.
          Calamos Asset Management, Inc., a Delaware corporation (the “Corporation”) certifies as follows:
          1. The name of the corporation is Calamos Asset Management, Inc. The original certificate of incorporation and amended and restated certificate of incorporation were filed with the Secretary of State of the State of Delaware on July 23, 2004 and October 27, 2004, respectively.
          2. This Second Amended and Restated Certificate of Incorporation amends and restates in its entirety the Corporation’s Amended and Restated Certificate of Incorporation and has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and by written consent of the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Section 103 of the DGCL.
          3. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:
ARTICLE I
Name
          The name of the corporation is Calamos Asset Management, Inc. (the “Corporation”).
ARTICLE II
Registered Office and Registered Agent
          The address of the registered office of the Corporation in the State of Delaware is Corporation Services Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of the registered agent of the Corporation at such address is Corporation Services Company.

ARTICLE III
Corporate Purpose
          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE IV
Capital Stock
          Section 1. Shares, Classes and Series Authorized. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 606,001,000 shares, consisting of: (a) 600,000,000 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”); (b) 1,000 shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”); and (c) 6,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided. The Class A Common Stock and the Class B Common Stock shall hereinafter collectively be called the “Common Stock”. The number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Common Stock, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereinafter enacted.
          Section 2. Preferred Stock. Authority is hereby expressly vested in the Board of Directors of the Corporation (the “Board”), subject to the provisions of this Article IV and to the limitations prescribed by law, without shareholder action, to authorize the issue from time to time of one or more series of Preferred Stock and with respect to each such series to fix by resolution or resolutions adopted by the affirmative vote of the Board providing for the issue of such series the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each series shall include, but not be limited to, the determination or fixing of the following:
     (i) the designation and number of shares of such series;
     (ii) the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or series of the Corporation’s capital stock, and whether such dividends shall be cumulative or non-cumulative;
     (iii) whether the shares of such series shall be subject to redemption for cash, property or rights, including securities of the Corporation or of any other corporation, by the Corporation at the option of either the Corporation or the holder or both or upon the happening of a specified event, and, if made subject to any such redemption, the times or events, prices and other terms and conditions of such redemption;

     (iv) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;
     (v) whether or not the shares of such series shall be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or of any other series of the same or any other class or classes of the Corporation’s capital stock, and, if provision be made for conversion or exchange, the times or events, prices, rates, adjustments and other terms and conditions of such conversions or exchanges;
     (vi) the restrictions, if any, on the issue or reissue of any additional Preferred Stock;
     (vii) the rights of the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and
     (viii) the provisions, if any, as to voting (which may be one or more votes per share or a fraction of a vote per share), optional and/or other special rights and preferences, if any.
          Section 3. Common Stock; Voting; Directors. (a) Rights and Privileges; Voting Rights. (i) All shares of Common Stock will be identical in all respects and will entitle the holders thereof to the same rights and privileges, except as otherwise provided in this Second Amended and Restated Certificate of Incorporation or as otherwise provided by law.
     (ii) The shares of Common Stock shall entitle the holders thereof to the following voting rights:
     (1) Each share of Class A Common Stock shall entitle the holder thereof to one (1) vote in person or by proxy on all matters submitted to a vote of the stockholders of the Corporation.
     (2) Each share of Class B Common Stock shall entitle the holder thereof to the following number of votes in person or by proxy on all matters submitted to a vote of the stockholders of the Corporation: ten (10) multiplied by the sum of (A) the aggregate number of shares of Class B Common Stock held by such holder and (B) (I) the product of (x) the Ownership Interest, as such term is defined in the Calamos Holdings LLC (“CHLLC”) Limited Liability Company Agreement as amended (the “LLC Agreement”) (any such Ownership Interest, an “Ownership Interest”), of such holder, taken to eight decimal places, and (y) 100,000,000, divided by (II) the number of shares of Class B Common Stock owned by such holder. In the event the Class B Common Stock is subdivided (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combined (by reverse stock split, reclassification, recapitalization or otherwise) the factor in subclause (y) of this provision shall be proportionately adjusted.

     (3) For so long as Class B Common Stock remains issued and outstanding, the holders of the Class B Common Stock, voting separately as a class, shall be entitled to elect such number of directors of the Board as set out in the by-laws of the Corporation, which shall in no event be less than two (2) directors (each a “Class B Director”), and all remaining directors shall be elected by the vote of the holders of the Common Stock, voting together as a single class.
     (4) Except as otherwise required in this Second Amended and Restated Certificate of Incorporation or the by-laws of the Corporation or by applicable law, the holders of shares of Common Stock shall vote together as a single class on all matters submitted to a vote of stockholders of the Corporation (or if any holders of shares of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of shares of Preferred Stock).
     (b) Dividends and Distributions.
     (i) Subject to the preferences applicable to Preferred Stock, if any, outstanding at any time, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Corporation’s Board from time to time out of assets or funds of the Corporation legally available therefor; provided that, subject to the provisions of this Section, the Corporation shall not pay dividends or make distributions to any holders of any class of Common Stock unless simultaneously with such dividend or distribution, as the case may be, the Corporation makes the same dividend or distribution with respect to each outstanding share of Common Stock regardless of class.
     (ii) In the case of dividends or other distributions payable in Class A Common Stock or Class B Common Stock including distributions pursuant to stock splits or divisions of Class A Common Stock or Class B Common Stock which occur after the first date upon which the Corporation has issued any shares of Class A Common Stock or Class B Common Stock, only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be distributed with respect to Class B Common Stock. In the case of any such dividend or distribution payable in shares of Class A Common Stock or Class B Common Stock, the number of shares of each class of Common Stock payable per share of such class of Common Stock shall be equal in number.
     (iii) In the case of dividends or other distributions consisting of other voting securities of the Corporation or of voting securities of any corporation which is a wholly owned subsidiary of the Corporation, the Corporation shall declare and pay such dividends in two separate classes of such voting securities, identical in all respects, except that: (1) the voting rights of each such security paid to the holders of Class B Common Stock, when compared to the voting rights of each such security paid to the holders of Class A Common Stock, shall have voting rights determined pursuant to the same formula as provided in Article IV, Section 3(a)(ii)(2) above; and (2) such security paid to the holders of Class B Common Stock shall convert into the security paid to the holders of Class A Common Stock upon the same terms and conditions applicable to the conversion of Class B Common Stock into Class A Common Stock and shall have the same restrictions on transfer and ownership applicable to the transfer and ownership of Class B Common Stock.
     (iv) In the case of dividends or other distributions consisting of securities convertible into, or exchangeable for, voting securities of the Corporation or voting securities of another corporation which is a wholly owned subsidiary of the Corporation, the Corporation shall provide that such convertible or exchangeable securities and the underlying securities be identical in all respects (including, without limitation, the conversion or exchange rate), except that: (1) the voting rights of each security underlying the convertible or exchangeable security paid to the holders of Class B Common Stock, when compared to the voting rights of each security underlying the convertible or exchangeable security paid to the holders of the Class A Common Stock, shall have voting rights determined pursuant to the same formula as provided in Article IV, Section 3(a)(ii)(2) above; and (2) such securities underlying the convertible or exchangeable securities paid to the holders of the Class B Common Stock shall convert into the securities underlying the convertible or exchangeable securities paid to the holders of Class A Common Stock upon the same terms and conditions applicable to the conversion of Class B Common Stock into Class A Common Stock and shall have the same restrictions on transfer and ownership applicable to the transfer and ownership of the Class B Common Stock.
     (c) Conversion of Class B Common Stock; Exchange of Ownership Interests.
     (i) Each holder of Class B Common Stock shall be entitled to convert, at any time and from time to time, any or all of the shares of such holder’s Class B Common Stock, on a one-for-one basis, into the same number of fully paid and non-assessable shares of Class A Common Stock. Such right shall be exercised by the surrender to the Corporation of the certificate or certificates representing the shares of Class B Common Stock to be converted at any time during normal business hours at the principal executive offices of the Corporation or at the office of the Corporation’s transfer agent (the “Transfer Agent”), accompanied by a written notice of the holder of such shares stating that such holder desires to convert such shares, or a stated number of the shares represented by such certificate or certificates, into an equal number of shares of Class A Common Stock, and (if so required by the Corporation or the Transfer Agent) by instruments of transfer, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney, and transfer tax stamps or funds therefor, if required pursuant to Article IV, Section 3(c)(ix) below.

     (ii) Subject to adjustment as provided in Article IV, Section 3(d) below, each holder (other than the Corporation) of an Ownership Interest (an “Exchanging Holder”) shall be entitled to exchange, at any time and from time to time, any or all of such holder’s Ownership Interests, into the number of fully paid and non-assessable shares of Class A Common Stock determined by:
(1)	Multiplying:

(a) the sum of (i) number of outstanding shares of Class A Common Stock and (ii) the number of outstanding shares of Class B Common Stock, by

(b) the fair market value of a share of class A Common Stock which shall be determined for purposes of this subsection as follows: (i) at such time as the shares of the Class A Common Stock are traded through the Nasdaq Stock Market or a national stock exchange (an “Exchange”), fair market value shall, except as otherwise determined by a majority of the independent directors of the Board, be equal to the closing price (without reference to after hours or extended hours trading) on the determination date for sales made and reported through the Exchange on which the shares are then listed and which constitutes the principal market for the shares or, if no sales of shares shall have been so reported with respect to that day, on the next preceding day with respect to which sales were reported; or (ii) at such time as the shares are not so traded through an Exchange, fair market value shall be equal to such amount as a majority of the independent directors of the Board, in their sole discretion, shall determine (the “FMV Per Share”);

with the product being the Corporation’s total market value (the “Total Market Value”);

(2)	Subtracting from the Total Market Value the value of the net assets of the Corporation other than its Ownership Interest, as determined by a majority of the independent directors of the Board, provided that if such value is less than zero, then the value of said net assets shall be zero for purposes of this subsection;

with the result being the imputed CHLLC portion of the Corporation’s Total Market Value (the “CAM Imputed CHLLC Value”);

(3)	Dividing the CAM Imputed CHLLC Value by the Corporation’s Ownership Interest, taken to eight decimal places, to arrive at the total imputed CHLLC enterprise value (the “Imputed CHLLC Enterprise Value”);

(4)	Multiplying the Imputed CHLLC Enterprise Value by the Ownership Interest, taken to eight decimal places, being exchanged by the Exchanging Holder to arrive at the value of the exchanged interest (the “CHLLC Exchanged Interest Value ”); and

(5)	Dividing the CHLLC Exchanged Interest Value by the FMV Per Share as determined in Section (3)(c)(ii)(1)(b) above with the absolute value of the quotient being the number of shares of Class A Common Stock into which the exchanged Ownership Interest shall be exchanged (the “Class A Shares Number”).
     In the event the CHLLC Exchanged Interest Value determined above is a negative number, the Exchanging Holder shall also be obligated to deliver to the Corporation cash or other assets (including shares of Class A Common Stock) in an amount equal to two (2) times the dollar amount of the absolute value of CHLLC Exchanged Interest Value along with the Ownership Interest being exchanged, in return for that number of shares of Class A Common Stock of the Corporation equal to the Class A Shares Number.
     (iii) Such right shall be exercised by the surrender to the Corporation of the certificate or certificates representing the Ownership Interest to be exchanged at any time during normal business hours at the principal executive offices of the Corporation or at the office of the Transfer Agent, accompanied by a written notice of the Exchanging Holder stating that such Exchanging Holder desires to exchange such Ownership Interest, or a stated portion of such Ownership Interests represented by such certificate or certificates, into of shares of Class A Common Stock, funds (if applicable), and by instruments of transfer to the Corporation, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such Exchanging Holder or such Exchanging Holder ‘s duly authorized attorney, and transfer tax stamps or funds if required pursuant to Article IV, Section 3(c)(ix) below.
     (iv) Each share of Class B Common Stock transferred by one or more CFP Permitted Transferees (as defined below) to one or more persons or entities other than CFP Permitted Transferees shall automatically convert into one (1) fully paid and non-assessable share of Class A Common Stock upon such disposition; provided that no such conversion shall occur solely as a result of the pledge or hypothecation of any Class B Common Stock by a CFP Permitted Transferee or the pledge, hypothecation, short sale, put, call, option or other contract or arrangement in connection with any hedging or other derivative transaction with respect to any Class B Common Stock by a CFP Permitted Transferee. “CFP Permitted Transferee” shall have the meaning ascribed thereto in the LLC Agreement.
     (v) If at any time the sum of (1) the aggregate Ownership Interests owned by the holders of the Class B Common Stock and (2) the product of (A) (I) the sum of (x) the number of shares of Class B Common Stock outstanding and (y) the number of shares of Class A Common Stock held by the holders of such Class B Common Stock, divided by (II) the total number of shares of Class A Common Stock and Class B Common Stock outstanding; and (B) the Ownership Interest owned by the Corporation, constitutes less than fifteen percent (15%) of all then existing Ownership Interests, then each share of Class B Common Stock then issued and outstanding shall thereupon be converted automatically as of such date into one (1) fully paid and non-assessable share of Class A Common Stock. Upon the determination by the Corporation that such automatic conversion has occurred, notice of such automatic conversion shall be given by the Corporation by means of a press release and written notice to all holders of Class B Common Stock, and shall be given as soon as practicable, and the Secretary of the Corporation shall be instructed to, and shall promptly, request from each holder of Class B Common Stock that each such holder promptly deliver, and each such holder shall promptly deliver, the certificate representing each such share of Class B Common Stock to the Corporation for exchange hereunder, together with instruments of transfer, in form satisfactory to the Corporation and the Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney, together with transfer tax stamps or funds if required pursuant to Article IV, Section 3(c)(ix) below. The Class B Directors shall remain on the Board until the next annual meeting of stockholders following the automatic conversion of the Class B Common Stock at which meeting the Class B Directors may be replaced by directors elected by the vote of the holders of the Common Stock, voting together as a single class, or the Board may reduce the size of the Board. If a Class B Director resigns upon or following such automatic conversion of the Class B Common Stock and prior to such annual meeting, the vacancy may be filled by the Board, without the approval of the other Class B Director, or the Board may reduce the size of the Board by such resignation.
     (vi) As promptly as practicable following the surrender for conversion of a certificate representing shares of Class B Common Stock in the manner provided in Article IV, Section 3(c)(i),(iv) or (v) above, or the surrender for exchange of a certificate representing Ownership Interests in the manner provided in Article IV, Section 3(c)(iii) above, as applicable, and the payment in cash of any amount required by the provisions of Article IV, the Corporation shall deliver or cause to be delivered at the office of the Transfer Agent, a certificate or certificates representing the number of shares of Class A Common Stock issuable upon such conversion or exchange, issued in such name or names as such holder may direct. Such conversion or exchange shall be deemed to have been effected immediately prior to the close of business on the date of the surrender of the certificate or certificates representing shares of Class B Common Stock or Ownership Interests, as the case may be, which date shall be the determination date for purposes of Section 3(c)(iii) above. Upon the date any such conversion or exchange is made or effected, all rights of the holder of such shares of Class B Common Stock or Ownership Interests as such holder shall cease, and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock; provided, however, that if any such surrender and payment occurs on any date when the stock transfer books of the Corporation shall be closed, the person or persons in whose name or names the certificate or certificates representing shares of Class A Common Stock are to be issued shall be deemed the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which the stock transfer books are open.

     (vii) In the event of a reclassification or other similar transaction as a result of which the shares of Class A Common Stock are converted into another security, then a holder of Class B Common Stock or Ownership Interests shall be entitled to receive upon conversion or exchange the amount of such security that such holder would have received if such conversion or exchange had occurred immediately prior to the effective date of such reclassification or other similar transaction. No adjustments in respect of dividends shall be made upon the conversion or exchange of any share of Class B Common Stock or Ownership Interests; provided, however, that if a share of Class B Common Stock or Ownership Interests shall be converted or exchanged subsequent to the record date for the payment of a dividend or other distribution on shares of Class B Common Stock or Ownership Interests but prior to the date of such payment, then the registered holder of such share or Ownership Interests at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such share or Ownership Interests on such payment date notwithstanding the conversion or exchange thereof or the default in payment of the dividend or distribution due on such payment date.
     (viii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon conversion or exchange of the outstanding shares of Class B Common Stock or Ownership Interests, such number of shares of Class A Common Stock that shall be issuable upon the conversion of all such outstanding shares of Class B Common Stock and the exchange of all such outstanding Ownership Interests; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion or exchange of the outstanding shares of Class B Common Stock or Ownership Interests by delivery of purchased shares of Class A Common Stock which are held in the treasury of the Corporation. The Corporation covenants that if any shares of Class A Common Stock require registration with or approval of any governmental authority under any federal or state law before such shares of Class A Common Stock may be issued upon conversion or exchange, the Corporation shall cause such shares to be duly registered or approved, as the case may be. The Corporation shall use commercially reasonable efforts to list the shares of Class A Common Stock required to be delivered upon conversion or exchange prior to such delivery upon each national securities exchange or inter-dealer quotation system upon which the outstanding Class A Common Stock is listed or traded at the time of such delivery. The Corporation covenants that all shares of Class A Common Stock that shall be issued upon conversion or exchange of the shares of Class B Common Stock or Ownership Interests will, upon issue, be validly issued, fully paid and non-assessable.
     (ix) The issuance of certificates for shares of Class A Common Stock upon conversion or exchange of shares of Class B Common Stock or Ownership Interests shall be made without charge to the holders of such shares or Ownership Interests for any stamp or other similar tax in respect of such issuance; provided, however, that if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted or the Ownership Interests exchanged, then the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

     (x) Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided herein shall continue to be authorized shares of Class B Common Stock, and available for reissue by the Corporation; provided, however, that no shares of Class B Common Stock shall be reissued except as expressly permitted by Article IV, Section 3(b) above and Article IV, Section 3(d) below.
          (d) Stock Splits, Stock Dividends and Reclassifications. The Corporation shall not in any manner subdivide (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combine (by reverse stock split, reclassification, recapitalization or otherwise) the outstanding shares of one class of Common Stock unless the outstanding shares of all classes of Common Stock shall be proportionately subdivided or combined.
     (e) Options, Rights or Warrants.
     (i) The Corporation shall not make any offering of options, rights or warrants to subscribe for shares of Class B Common Stock. If the Corporation makes an offering of options, rights or warrants to subscribe for shares of any class or classes of capital stock, other than Class B Common Stock, to all holders of a class of Common Stock, then the Corporation shall simultaneously make an identical offering to all holders of the other class of Common Stock other than to any class of Common Stock the holders of which, voting as a separate class, determine that such offering need not be made to such class. All such options, rights or warrants offerings shall offer the respective holders of Class A Common Stock and Class B Common Stock the right to subscribe at the same rate per share.
     (ii) Subject to Article IV, Sections 3(c)(v) and 3(e)(i) above, the Corporation shall have the power to create and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the Corporation, rights or options entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes at the time authorized (other than Class B Common Stock), such rights or options to have such terms and conditions, and to be evidenced by or in such instrument or instruments, as shall be approved by the Board.
          (f) Mergers, Consolidation, Etc. In the event that the Corporation shall enter into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then, and in such event, the shares of each class of Common Stock shall be exchanged for or changed into the same amount of stock, securities, cash and/or any other property, as the case may be, into which or for which each share of any other class of Common Stock is exchanged or changed; provided, however, that if shares of Common Stock are exchanged for or changed into shares of capital stock, such shares so exchanged for or changed into may differ to the extent and only to the extent that the Class A Common Stock and the Class B Common Stock differ as provided herein.
          (g) Liquidation Rights. In the event of any dissolution, liquidation or winding-up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provision for the holders of each series of Preferred Stock, if any, the remaining assets and funds of the Corporation, if any, shall be divided among and paid ratably to the holders of the shares of the Class A Common Stock and the Class B Common Stock treated as a single class.
          (h) No Preemptive Rights. Except as provided in Article IV, Section 3(e) above, the holders of shares of Common Stock are not entitled to any preemptive right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock.
ARTICLE V
Directors
          Section 1. Removal of Directors. Any director (other than a Class B Director) may be removed from office for cause at any time by the affirmative vote of the holders of record of outstanding shares representing at least a majority of the voting power of the Common Stock and the Preferred Stock, voting together as a single class. Any Class B Director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of record of outstanding shares of Class B Common Stock representing at least a majority of the voting power of the Class B Common Stock, voting separately as a class.
          Section 2. Vacancies in the Board. Any vacancy on the Board resulting from death, resignation, disqualification, removal or other causes with respect to any director (other than a Class B Director), and any newly created directorships resulting from any increase in the number of directors (other than Class B Directors), shall be filled by the affirmative vote of a majority of the remaining directors (even if less than a quorum of the Board), subject to the approval of the Class B Directors. Subject to Article IV, Section 3(c)(v), any vacancy on the Board resulting from the death, resignation, disqualification, removal or other causes with respect to a Class B Director shall be filled only by the affirmative vote of the remaining Class B Directors then in office or by the sole remaining Class B Director. In the absence of a sole remaining Class B Director, such vacancies shall be filled by a majority vote of the holders of the Class B Common Stock, voting separately as a class. Any director elected in accordance with the preceding sentences shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been duly elected and qualified. A vacancy in the Board shall be deemed to exist in the case of the death, removal or resignation of any director.
ARTICLE VI
Limitation of Directors’ Liability; Indemnification by Corporation; Insurance
          Section 1. Limitation of Directors’ Liability. (a) No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except, to the extent provided by applicable law, for liability (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of each director of the Corporation shall be limited or eliminated to the full extent permitted by the DGCL as so amended from time to time.
          (b) Neither the amendment nor repeal of this Article VI, Section 1, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VI, Section 1, shall eliminate or reduce the effect of this Article VI, Section 1, in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VI, Section 1, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
          Section 2. Indemnification by Corporation. (a) Subject to Article VI, Section 2(d) below, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
          (b) Subject to Article VI, Section 2(d) below, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including reasonable attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (c) To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Article VI, Sections 2(a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
          (d) Any indemnification under Article VI, Sections 2(a) and (b) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Article VI, Sections 2(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders of the Corporation. Such determination shall be made, with respect to former directors, officers, employees and agents, by any person or persons having the authority to act on the matter on behalf of the Corporation.
          (e) Expenses (including reasonable attorneys’ fees) incurred by an officer, director, employee or agent in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation pursuant to this Article VI. Such expenses (including reasonable attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.
          (f) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
          (g) For purposes of this Article VI, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

          (h) For purposes of this Article VI, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VI.
          (i) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
          Section 3. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of Section 145 of the DGCL.
ARTICLE VII
By-laws
          The Board shall have the power to adopt, amend or repeal by-laws of the Corporation in accordance with the terms of the by-laws.
ARTICLE VIII
Reorganization
          Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.
ARTICLE IX
Business Combination Statute
     Section 1. Business Combinations. The Corporation hereby elects not to be governed by Section 203 of the DGCL.
ARTICLE X
Corporate Opportunity and Conflict of Interest Policies
          Section 1. Overview. In recognition that (i) Calamos Family Partners (or one or more of John P. Calamos, Sr., Nick P. Calamos and John P. Calamos, Jr. beneficially) is expected to remain a substantial shareholder of the Corporation, (ii) the CAM Group, Calamos Family Partners and other Calamos Persons may engage in the same areas of corporate opportunities, and (iii) benefits shall be derived by the CAM Group through its continued contractual, corporate and business relations with Calamos Family Partners and other Calamos Persons (including possible services of officers and directors of Calamos Family Partners or any other Calamos Person, as officers and directors of the Corporation), the provisions of this Article X are set forth to regulate and define the conduct of certain affairs of the CAM Group as they may involve a Calamos Person and their officers and directors, and the powers, rights, duties and liabilities of the CAM Group and its officers, directors and stockholders in connection therewith.
          Section 2. Definitions. For purposes of these provisions:
          “Calamos Family Partners” means Calamos Family Partners, Inc.
          “Calamos Person” means (i) Calamos Family Partners, (ii) each of John P. Calamos, Sr., Nick P. Calamos and John P. Calamos, Jr., (iii) any member of the immediate families of John P. Calamos, Sr., Nick P. Calamos and John P. Calamos, Jr. who is at the time an officer or director of the Corporation, (iv) each of the John P. Calamos 1985 Trust dated August 21, 1985 and The John P. Calamos, Jr. NonGST Trust dated November 17, 2004, and (v) any Person in which one or more of the Persons qualifying as a Calamos Person pursuant to clauses (i), (ii), (iii) or (iv) above beneficially own a controlling interest in the outstanding voting securities or comparable interests.
          “CAM Group” means the Corporation, Calamos Holdings LLC and their respective Subsidiaries.
          “control” means, with respect to the relationship between or among two or more Persons, the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

          “Corporate Opportunities” means, with respect to opportunities potentially allocable to the CAM Group, business opportunities that (i) the CAM Group is financially able to undertake, (ii) are, from their nature, in the line or lines of business of a member of the CAM Group and are of practical advantage to a member of the CAM Group, and (iii) are ones in which a member of the CAM Group has an interest or a reasonable expectancy; provided, however, that “Corporate Opportunities” do not include (i) transactions in which the CAM Group or a Calamos Person is permitted to participate pursuant to any agreement between the CAM Group and such Calamos Person that is entered into with the affirmative vote of a majority of the independent directors of the Board or of any committee thereof, even if the independent directors are less than a quorum, and (ii) passive investments.
          “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
          “Subsidiaries” means, with respect to any Person, any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by such Person directly or indirectly through one or more intermediaries.
          Section 3. Corporate Opportunity Policy. (a) If a Calamos Person acquires knowledge of a potential transaction or a matter which is a Corporate Opportunity, such Calamos Person shall have a duty to communicate that Corporate Opportunity to the Corporation, in which case the Corporate Opportunity shall belong to the CAM Group.
          (b) In the event that a director or officer of the CAM Group (other than a Calamos Person) who is also a director or officer of an entity which is at the time a Calamos Person acquires knowledge of a potential transaction or matter which may be a Corporate Opportunity for both a Calamos Person and the CAM Group, such Corporate Opportunity shall belong to the CAM Group, unless the Corporate Opportunity is expressly offered to such individual primarily in his or her capacity as a director or officer of such entity which is at the time a Calamos Person, in which case the Corporate Opportunity shall belong to such Calamos Person to the same extent as if the Corporate Opportunity came directly to such Calamos Person.
          (c) Any director or officer of the CAM Group (other than a Calamos Person) who acts in accordance with the foregoing policies (i) shall be deemed fully to have satisfied his or her fiduciary duties, including the duty of loyalty, to the CAM Group and its stockholders with respect to such Corporate Opportunity and not to have derived an improper benefit therefrom; (ii) shall not be liable to the CAM Group or its stockholders for any breach of fiduciary duty by reason of the fact that a Calamos Person pursues or acquires such Corporate Opportunity or directs such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the CAM Group; and (iii) shall be deemed to have acted in good faith and in a manner he or she reasonably believes to be in the best interests of the CAM Group.

          (d) Any Corporate Opportunity that belongs to a Calamos Person or to the CAM Group pursuant to the foregoing policy shall not be pursued by the other (or directed by the other to another Person) unless and until such Calamos Person or the CAM Group, as the case may be, determines not to pursue the Corporate Opportunity. In the case of the CAM Group, any determination not to pursue a Corporate Opportunity must be approved by a majority of the independent directors of the Board or of any committee thereof, even if the independent directors are less than a quorum. If the party to whom the Corporate Opportunity belongs does not, however, within a reasonable period of time, begin to pursue, or thereafter continue to pursue, such Corporate Opportunity diligently and in good faith, the other party may pursue such Corporate Opportunity (or direct it to another Person).
          (e) Notwithstanding anything in this Second Amended and Restated Certificate of Incorporation to the contrary, the foregoing provisions of this Article X shall expire on the date that all Calamos Persons cease to own beneficially Common Stock representing, in the aggregate, at least 30% of the total voting power of all classes of outstanding voting stock of the Corporation, voting together as a single class.
          Section 4. Conflict of Interests Policy. No contract, agreement, arrangement or transaction, or any amendment, modification or termination thereof, or any waiver of any right thereunder, entered into, made, effected or given after the date on which this Second Amended and Restated Certificate of Incorporation becomes effective (each, a “Transaction”) between the CAM Group and (i) a Calamos Person, (ii) any entity in which a director of the CAM Group has a financial interest (a “Related Entity”), or (iii) one or more of the directors or officers of the CAM Group or any Related Entity; shall be voidable solely because any of the Persons listed in (i) through (iii) above are parties thereto, if the standard specified below is satisfied. Further, no Transaction shall be voidable solely because any such directors or officers are present at or participate in the meeting of the Board or committee thereof that authorizes the Transaction or because their votes are counted for such purpose, if the standard specified is satisfied. That standard shall be satisfied, and such Calamos Person, the Related Entity, and the directors and officers of the CAM Group or the Related Entity (as applicable) shall be deemed to have acted reasonably and in good faith (to the extent such standard is applicable to such Person’s conduct) and to have fully satisfied any fiduciary duties, including the duty of loyalty, they may have to the CAM Group and its stockholders with respect to such Transaction if any of the following three requirements are met:
     (i) the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the Board or the committee thereof that authorizes the Transaction, and the Board or such committee in good faith approves the Transaction by the affirmative vote of a majority of the independent directors of the Board or of such committee, even if the independent directors are less than a quorum;
     (ii) the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the holders of voting stock of the Corporation entitled to vote thereon, and the Transaction is specifically approved by the vote of the holders of a majority of the voting power of the then outstanding voting stock of the Corporation not owned by such Calamos Person or such Related Entity, voting together as a single class; or

     (iii) the Transaction is effected pursuant to guidelines that are in good faith approved by a majority of the independent directors of the Board or of the applicable committee thereof or by vote of the holders of a majority of the voting power of the then outstanding voting stock of the Corporation not owned by such Calamos Person or such Related Entity, voting together as a single class.
          Such Transaction authorized, approved or effected, and each of such guidelines so authorized or approved, as described in (i), (ii) or (iii) above, shall be deemed to be entirely fair to the CAM Group and its stockholders, except that, if such authorization or approval is not obtained, or such Transaction is not so effected, no presumption shall arise that such Transaction or guideline is not fair to the CAM Group and its stockholders.
ARTICLE XI
Amendment
          The affirmative vote of the holders of at least a majority of the issued and outstanding Common Stock, voting together as a single class, shall be required to amend or repeal this Second Amended and Restated Certificate of Incorporation; provided, however, that no such amendment shall adversely affect the rights of the holders of Class A Common Stock or Class B Common Stock, respectively, unless the holders of such Class A Common Stock or Class B Common Stock, as the case may be, voting separately as a class, shall by majority vote approve such amendment.

          IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation which restates, integrates and amends the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, and which has been duly adopted in accordance with Sections 228, 242 and 245 of the DGCL, has been executed by an authorized officer of the Corporation this            day of February, 2009.

CALAMOS ASSET MANAGEMENT, INC.
By:
Name:
Title:

ATTEST:

Name:
Title: